EXHIBIT 99.1

September 5, 2008

VIA OVERNIGHT MAIL

Mr. Joseph P. Bellino

71 Monterey Pine Drive

Newport Coast, CA 92657

Dear Joe:

I am pleased on behalf of Ducommun Incorporated (the “Company” or “Ducommun”) to confirm our offer of employment to you as Vice President and Chief Financial Officer. This letter documents the terms of your employment.

1.	Commencement

This offer is contingent on your acceptance of the offer by September 9, 2008 and reporting to work by September 15, 2008.

2.	Salary

Your base salary will be $325,000 per year, paid biweekly. Merit and salary reviews are conducted annually.

3.	Incentive

You will be eligible to participate in Ducommun’s annual bonus plan with a bonus target of 40% of base salary (with a maximum bonus potential of 120% of base salary). Bonuses are subject to the approval and are at the discretion of the Compensation Committee of the Board of Directors (the “Committee”). Your first year of participation will be for calendar year 2008 which will be prorated for the portion of 2008 you are employed by the Company, with bonus awards made in the spring of 2009. As a bonus participant, you must be employed by the Company at the time a bonus payment is made in order to be eligible to receive a bonus.

4.	Stock Option

A recommendation will be made to the Compensation Committee of the Board of Directors, that a stock option award in the amount of 20,000 shares be granted to you, with an exercise price equal to the closing price of Ducommun stock on the date of the next Compensation Committee meeting.

You will also be eligible to participate in Ducommun’s stock incentive plans under which stock options and performance stock units (the “Stock Awards”) are typically granted annually to senior officers of the Company. Your first year of participation in these plans will be in 2009 (except for the stock options for 20,000 shares referenced above). All such Stock Awards are subject to the approval of the Committee and will contain such terms as the Committee may determine.

5.	Benefits

You will be eligible to participate in the benefit programs provided by Ducommun to its corporate officers generally. These benefit programs include:

•	Health, dental, disability and life insurance

•	401(k) plan participation and Company matching contribution (currently the matching contribution is 50% of the first 6% of salary deferred, subject to IRS limits), subject to a 90-day waiting period

•	Monthly auto allowance in accordance with Company policy, currently $1,126.00 per month

•	Four (4) weeks paid vacation per year in accordance with Company policy

•	Company-paid annual airline club membership

6.	Inventions

You will assign all of your rights to any invention to the Company as follows: all inventions which you developed during your working time; all inventions which you developed using Company equipment, supplies, facilities, or trade secret information; and all inventions developed entirely on your own time if those inventions relate, at the time, to the Company’s business or to actual or demonstrably anticipated research or development of the Company, or if those inventions resulted from any work performed by you for the Company. This does not apply to an invention of yours that is protected from being assigned to the Company under California Labor Code Section 2870.

7.	Business Conduct

During your employment by the Company, you will not act in any manner contrary to the best interests of the Company, its parent, subsidiary, or affiliated companies, or its employees. During your employment by the Company you will not engage in, or have any financial or other interest in, or render any service in any capacity to any competitor, customer, or supplier of the Company. During your employment by the Company you will not solicit or encourage a customer of the Company to take its business elsewhere. During your employment by the Company and forever thereafter, you will, upon demand (or upon termination of your employment), immediately return all Company property and you will not solicit or encourage a Company employee to work elsewhere or disclose or use any “trade secret” or “confidential information” of the Company. You understand that the term “trade secret” or “confidential information” means all materials, chemicals, formulae, data, drawings and techniques used, tests performed, machines operated and processes used by the Company, and includes without limitation, all other information concerning the Company, any parent, any subsidiary, any affiliate, any supplier, or any customer (including, but not limited to, information regarding the peculiarities, preferences and manner of doing business) that is not generally known to the public or to other persons. You also agree that the remedy of law for your breach of this paragraph is inadequate and that the Company, in addition to any other remedy, can seek appropriate injunctive relief from an appropriate California court or arbitrator, at its election.

8.	Company Policies

You will be subject to and will adhere to all of the Company’s policies applicable to the Company’s employees generally, including but not limited to, all policies relating to standards of conduct, conflicts of interest, and compliance with the Company’s rules and obligations. You represent that you have no agreement with or obligations to anyone or anything that would in any way conflict with any of your obligations contained in this Agreement. Further, you will immediately notify the Company, in writing, of any other employment or work that you accept during your employment by the Company.

9.	Termination of Agreement and Employment At Will

Your employment by the Company is at will. This means that your employment may be terminated at any time, with or without cause, and with or without notice by you or by the Company. Additionally, the Company can change the terms of employment, with or without cause, and with or without notice including, but not limited to, demotion, promotion, transfer, compensation, benefits, duties, and location of work. This at-will relationship can only be changed by an agreement in writing signed by the Chief Executive Officer of the Company and approved in writing as to form by the General Counsel for Ducommun Incorporated. Any oral statement or conduct by a supervisor or manager of the Company will not alter your at-will employment status. Upon termination, all of the Company’s and your obligations under this Agreement cease, other than your obligation to immediately return all Company property, your obligations under paragraph 6, and your obligations under paragraph 7 concerning solicitation of Company employees and trade secrets and confidential information (all of which will forever survive the termination, breach or expiration of this Agreement), and the Company’s obligations to pay any unpaid earned salary and any unpaid earned vacation pay, and to reimburse any unpaid, properly incurred business expenses.

10.	Arbitration

Your employment by the Company is conditioned on and in consideration of your signing a separate Arbitration Agreement (a copy of which is attached to this letter) and returning it to me at the same time as this letter.

11.	Applicable Law; Savings Clause; Entire Agreement

This Agreement will be governed by the laws of the State of California applicable to employment contracts. If any of the paragraphs of this Agreement are or are held to be invalid under the laws of the State of California, this Agreement will be performed, construed, and, if necessary, enforced to the fullest extent possible to conform to the intentions of the parties as evidenced by this Agreement and by all of its paragraphs, including the invalid paragraph. Furthermore, the Company’s failure to enforce any provision of this Agreement will not be construed as a waiver of that or any other provision and will not prevent the Company from later enforcing that or any other provision. This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and supersedes all prior oral and written agreements and all contemporaneous oral agreements.

12.	Conditions

This offer is conditioned on your reporting to work on or before the date set forth in paragraph 1. If conditions are not met, the Company and you shall have no obligations under this Agreement which shall be null and void.

Your signature below will constitute your full acceptance of the terms and conditions set forth in this Agreement. Please return one executed copy of this Agreement to me no later than September 9, 2008.

Sincerely,

DUCOMMUN INCORPORATED

By:	/s/ Joseph C. Berenato
Joseph C. Berenato
Chairman and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Joseph P. Bellino
Joseph P. Bellino

Date: September 6, 2008

Attachments

Human Resources/dma: Offer Letter-Bellino